UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 15, 2021

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36033	98-1226628
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification Number)
Incorporation)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Share $0.00001 Par Value	TBPH	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On March 15, 2021, Dr. Brett Haumann notified Theravance Biopharma, Inc. (the “Company”) of his resignation as its Senior Vice President and Chief Medical Officer effective on April 5, 2021. Dr. Haumann indicated his resignation was not as a result of any disagreement with the Company or its Board nor any matter related to the Company’s operations, policies or practices and is motivated by his personal circumstances. Dr. Haumann also noted in his resignation letter to the Company, “as you know, my wife and I are becoming legal guardians to my sister-in-law’s young son after she sadly passed away. In order to support his transition into our family this year, I will need to be based full-time in the UK, rather than spending the majority of my time in the US as I have done for the past several years prior to the current pandemic travel restrictions. Although I was not actively looking for a role, I have been fortunate enough to be presented with a unique opportunity that is different from Theravance Biopharma in both stage and therapeutic focus, that will allow me to apply my expertise and experience to new challenges and be based in the UK, aligned with our plans for our nephew. I have not come to this decision lightly and will be saddened to leave the company that has provided me with such a rewarding set of personal and professional experiences over the past 7 years.” The Company has initiated a search for a new chief medical officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: March 16, 2021	By:	/s/ Bradford J. Shafer
Bradford J. Shafer
Executive Vice President and General Counsel